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                                                      Exhibit 8.1



















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                                                August 9, 1996




GS Financial Products U.S., L.P.,
      P.O. Box 896,
         Harbour Centre, North Church Street,
               Grand Cayman, Cayman Islands,
                  British West Indies.

Dear Sirs:

            This is with reference to the registration under the Securities Act of 1933, as amended, and offering of $73,000,000 aggregate principal amount of S&P Enhanced Stock Index Growth Notes, due August 9, 2002 (the "Notes") of GS Financial Products U.S., L.P. (the "Company"). It is our opinion that the statements of law set forth under the heading "Certain United States Federal Tax Considerations" in the Pricing Supplement dated August 5, 1996 to the Prospectus dated December 28, 1995 and Prospectus Supplement dated January 3, 1996 relating to the Notes are a fair and accurate summary of the matters therein discussed.

            We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company's current report on Form 8-K. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                                Very truly yours,



                                                SULLIVAN & CROMWELL